Exhibit 99.1

    CRAIG J. ORTEGA PROMOTED TO PRESIDENT OF COLUMBIA RIVER BANK

    THE DALLES, Ore., Aug. 22 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the bank holding company for Columbia River Bank, today announced the promotion of Craig J. Ortega to the position of President and Chief Operating Officer of Columbia River Bank.

    Ortega most recently served as Columbia River Bank's Executive Vice President and Chief Operating Officer (COO). As President and COO, he will have responsibility for the day-to-day operations of the Bank and will report to Roger Christensen, who continues as Chief Executive Officer of Columbia River Bank and President and Chief Executive Officer of the holding company.

    "As the Bank has executed our growth strategies, it has naturally become more complex," said Mr. Christensen. "Craig has interacted extensively with our customers and investors and is a knowledgeable and credible spokesperson for our company. This promotion will allow me to focus on strategy and long term goals for Columbia Bancorp's continued success," concluded Christensen.

    Ortega has been in banking since 1978 and joined Columbia River Bank in 1993 as the manager of the Hood River Branch. He became an Executive Officer in 1997 and has held the title of Executive Vice President and Chief Operating Officer of Columbia River Bank since September 2004.

    Ortega attended Blue Mountain Community College and holds a Bachelor of Science degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School. He presently serves as President of the Independent Community Banks of Oregon and as a member of the Oregon Bankers Association Board.

    About Columbia River Bank

    Columbia River Bank ( www.columbiariverbank.com ) operates 23 branches located in The Dalles (2), Hood River, Bend (4), Madras, Redmond (2), Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon; and in Goldendale, White Salmon, Richland, Pasco, Yakima and Sunnyside, Washington. Columbia River Bank also provides mortgage-lending services through CRB Mortgage Team and brokerage services through CRB Financial Services Team.

SOURCE  Columbia Bancorp
    -0-                             08/22/2006
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiariverbank.com
                http://www.columbiabancorp.com /